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                                                                     Exhibit 1.2



                 RULES OF PROCEDURE FOR THE BOARD OF DIRECTORS

                                   OLICOM A/S




1.   THE COMPOSITION OF THE BOARD.

1.1 Immediately after each year's Annual General Meeting the Board shall elect a Chairman and a Deputy Chairman.

1.2 In the Chairman's absence the Deputy Chairman takes over the Chairman's obligations and authority.


2.   DIRECTIVES FOR THE PROCEEDINGS OF THE BOARD.

2.1 Board meetings shall be held when the Chairman, any other member of the Board or a manager demands it. Normally, board meetings shall be held at least four times a year.

2.2 The board meetings are convened in writing, and the notice shall contain the agenda, however, this shall not prevent the Board from dealing with items which have not been included in the agenda provided all members are given the opportunity to take part in the deliberations. Normally, board meetings are convened at eight days' notice, but may be convened at shorter notice if the reason for this is stated in the notice.

2.3 In special cases board meetings may, if no board member protests against it, be held over the telephone.

2.4  The Chairman presides over the meetings.

2.5 The Board shall form a quorum when more than half of its members are present.

     Matters are settled by simple majority. In case of equal votes the vote of the Chairman shall be decisive.

2.6 The Chairman shall ensure that business transacted and resolutions passed at the general meetings and the board meetings are recorded in a minute-book. The minutes in respect of board meetings shall be signed by all directors, the directors who did not attend the meeting in question at their signatures stating "seen".

2.7 The Board shall control that the register of shareholders and other records required by law are brought up to date and are accessible in accordance with the requirements




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     of the Companies Act. The Board call upon the company's Chief Financial
     Officer to attend to that and to present material changes to the Board.

2.8 The elected auditor of the company shall keep an auditor's protocol in accordance with the law and other in pursuance of the law issued rules and regulations. The auditor's protocol shall be presented at each board meeting for the board members' review if an entry into the protocol is made. When an entry into the protocol has been made, such an entry must be signed by all board members. If an entry into the protocol is made at a time when a board meeting has not been called within three weeks, transcript of the protocol shall be sent directly to each board member by the auditor. This also applies if the protocol in the auditor's opinion comprises comments of material importance to the management or financial matters.

2.9 A resolution signed by all members of the Board shall be as valid as a resolution passed at a board meeting. The resolution shall be recorded in the minute-book.

2.10 Ordinary and extraordinary general meetings are convened by the Board in accordance with the Articles of Association of the company.

2.11 Directors shall receive a fee for their activity as such.


3.   THE BOARD'S RELATIONS TO THE MANAGEMENT AND THE ORGANISATION OF THE
     COMPANY.

3.1 The company is signed for by the Chairman of the Board jointly with a registered manager or by the entire Board of Directors.

3.2  The Board engages and dismisses the general management.

3.3 The Board of Directors and the management shall be in charge of the administration of the company's affairs. The Board of Directors shall ensure a proper organisation of the company's activities, the relationship between the Board of Directors and the management being regulated by the rules of the Companies Act and possibly by rules of procedure for the management laid down by the Board.

3.4 General managers, who are not members of the Board, are entitled - unless the Board decides otherwise in each case - to attend board meetings, however, without the right of voting, but under the same obligations as the directors.

3.5  The management may make out special powers of attorney.

3.6 Collective as well as individual negotiations about wages and employees' working conditions are normally conducted by the management in accordance with the guidelines set out by the Board, so that the Board only deals with individual questions in exceptionally decisive cases.


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4.   OTHER TASKS AND RESPONSIBILITIES OF THE BOARD.

4.1 The Board shall procure the information necessary for the fulfilment of its tasks. On its own initiative, it is the duty of the management to continuously be instrumental in bringing about such information to the Board.

4.2 The Board shall on a current basis consider whether the capital reserves of the company are sound in relation to the business of the company.

4.3 Normally the Board supervises the subsidiaries of the company through the management.

4.4 The Board shall at all times review the organisation, including the accounts department, internal control, EDP-organisation and budgeting of the company.

4.5 The Board shall continuously go through the interim accounts and evaluate deviations from the budget.

4.6 The Board shall continuously follow up on planning, budgeting and similar matters and review reports on the liquidity of the company, volume of orders, essential transactions, overall insurance protection, financing facilities, cash flow and special risks.

4.7 The Board shall secure the presence of the sufficient basis for the audit and form opinions as to whether an internal audit is required. The elected auditor of the company shall normally attend the board meetings when drafts for or the final annual accounts are on the agenda.


5.   THE ANNUAL ACCOUNTS AND THE ANNUAL REPORT.

5.1 The Board shall oversee that the book-keeping and the administration of property are controlled in a way satisfactory by the standards of the company. The supervision is normally exercised by the Board's controlling through the auditor the maintenance of a completely satisfactory system for registration of assets and liabilities and transactions and for the ascertaining of the existence of the assets and the estimate of their value.

5.2 For every financial year the Board arranges for the preparation of the annual accounts and consolidated accounts, according to the Presentation of Accounts Act (Arsregnskabsloven).

5.3 Annual accounts and consolidated accounts, with proposal for distribution of profits or settlement of losses shall be submitted to the Annual General Meeting signed by the Board and the management and with the auditor's certificate.


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5.4  Not later than one month after the adoption of the annual accounts, the
     Board shall file a copy of the annual accounts with the auditor's certificate and annual report together with the consolidated accounts, certified by the chairman of the meeting with Erhvervs- og
     Selskabsstyrelsen (The Danish Commerce and Companies Agency). It rests with the management to ensure that such formalities are observed.

5.5 The Board of Directors shall elect an Audit Committee consisting of minimum three members of which two are independent members of the Board of Directors. The Audit Committee's functions will include recommending to the Board of Directors the engagement of the company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services provided the company, including the independence of such accountants.


6. THE RELATIONS TO THE PUBLIC AND PUBLIC AUTHORITIES INCLUDING THE DANISH COMMERCE AND COMPANIES AGENCY.

6.1 Statements on behalf of the company to the Press and other media are only to be made by the management and/or the Chairman of the Board unless the Board in each case has decided otherwise.

6.2 The management is responsible that all public authorities are given the reports and information required including changes that must be reported to Erhvervs- og Selskabsstyrelsen (The Danish Commerce and Companies Agency).


7.   SECRECY OBLIGATIONS OF THE DIRECTORS AND THEIR OBLIGATION TO DISCLOSE.

7.1 Board meetings are confidential meetings. The members of the Board are to observe professional secrecy concerning information received in their capacity as members of the Board, unless it is a question of matters which the Board has intended for or according to legislation in force are subject to immediate publishing.

7.2 Written material distributed in connection with board meetings is to be dealt with in a strictly confidential way. At the termination of each meeting the Chairman is entitled to demand the distributed written material returned to the company.

7.3 Breach of the rules in items 7.1 and 7.2 will - without prejudice to the application of other sanctions - render offenders liable to penalties in accordance with the Companies Act, unless a more severe punishment follows from the civil penal legislation as well as to liability to pay damages in accordance with Danish law.

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7.4  On joining the Board a director shall inform the Board of his holdings of shares in the company and of shares in companies and private companies within the same group of companies, and subsequently he shall submit information on any acquisition and disposal of such shares. Such information shall be recorded in a special protocol. This also applies to managers and deputy directors, even if they have not assumed the function of directors.


8.   THE DISQUALIFICATION OF THE MEMBERS OF THE BOARD.

8.1 A member of the Board or a manager is not to participate in discussions about questions concerning agreements between the company and himself or about legal proceedings against himself or about agreements between the company and third parties or legal proceedings against third parties, if he has an essential interest in the matter which may be contrary to the interest of the company.

8.2 In consequence of item 8.1 board members elected by the employees of the company, if any, shall be disqualified when questions of labour disputes, negotiations about or conclusion of wage agreements with trade unions or the relations between the company and employers' associations are dealt with.


9.   AMENDMENTS TO THE RULES OF PROCEDURE FOR THE BOARD OF DIRECTORS.

9.1 Amendments to these Rules may be adopted by 60% (sixty per cent) majority at any board meeting.